Exhibit 99.1
Double Eagle Petroleum Co.
1675 Broadway, Suite 2200 Denver, Colorado, 80202 • 1-303-794-8445 • Fax: 1-303-794-8451
Colorado — FOR RELEASE 6:00 AM EASTERN STANDARD TIME
Date: October 29, 2009
Double Eagle Petroleum Reports Third Quarter Results
Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) today reported its financial results for the third quarter ended September 30, 2009. Highlights of the third quarter include:
•	Net production volumes of 2.3 Bcfe, which represents an increase of 21% year over year;
•	Clean Earnings* of $3,008,000 or $0.29 per share;
•	Production costs decreased to $0.84 per Mcfe versus $0.90 per Mcfe for the third quarter of 2008;
•	Cash flows from operations of $2,648,000; and
•	Completed acquisition of Petrosearch Energy Corporation, which resulted in net cash to the Company of $7,733,000.

(*)	Please see last table for reconciliation to U.S. GAAP.
The Company reported Clean Earnings, a non-U.S. GAAP metric, for the third quarter of 2009 of $3,008,000 or $0.29 per share, as compared to $4,214,000, or $0.46 per share for the same prior year period. Clean Earnings excludes the effects of non-cash charges, including depreciation, depletion and amortization expense (“DD&A”), unrealized gains/losses related to the Company’s economic hedges, which are recorded at fair value at each period end, as well as stock-based compensation expense. Third quarter Clean Earnings includes the impact of income taxes of $2,328,000, although the Company does not expect to pay income taxes due to its unused operating loss carryforwards.
On a U.S. GAAP basis, the Company reported a net loss attributable to common shareholders of $(514,000), or $(0.05) per diluted share, as compared to a net income of $1,977,000, or $0.22 per share for the third quarter of 2008.
Total revenues for the third quarter of 2009 were approximately $10,866,000, as compared to $14,006,000 in the third quarter of 2008. Production-related revenue, which excludes the non-cash hedging loss of $800,000 and other income, decreased 15% to approximately $11,580,000, as compared to the third quarter of 2008. During the period, the Company’s average realized gas price decreased 32% to $4.27, compared to $6.27 in the same 2008 period. The Company benefited from its hedging program, as the average Colorado Interstate Gas (“CIG”) price for the quarter decreased 52% compared to the third quarter of 2008.
Production costs during the three months ended September 30, 2009, increased to $1,934,000 as compared to $1,722,000. The increase in production costs during the third quarter was primarily related to higher workover costs, as the Company performed well workovers and enhancement projects during the period. Despite the increase in workover expense during the third quarter, production costs on a per Mcfe basis decreased 7% to $0.84 per Mcfe, as compared to $0.90 a year ago.
“The third quarter of 2009 was another solid quarter for Double Eagle, with year over year production growth, positive cash flow from operations, and disciplined spending. Although natural gas producers in the Rockies have still been saddled with low gas prices, we’ve used this as an opportunity to workover many of our existing wells in the Catalina Unit and fine tune our gathering and transportation system. These activities are expected to increase production in the later part of this year, and beyond,” Richard Dole, Chairman, President and CEO of Double Eagle remarked.

Total production volumes increased by 21% to 2.3 Bcfe for the quarter ended September 30, 2009, as compared to 1.9 Bcfe in the same prior-year period, and reflects production from 20 new wells in the Catalina Unit that were drilled as part of the 2008 drilling program. It also includes production from 16 new wells in the Pinedale Mesa Units from the 2008 drilling program, and new wells from the 2008 drilling program at the Sun Dog and Doty Mountain Units. The increase in production volume from new wells was reduced by i) the decrease in the Company’s working interest in the wells at the Catalina Unit from 73.84% to 69.31%, ii) reduced production from certain existing wells at the Catalina Unit, due to the well workovers and the production enhancement projects, iii) a temporary reduction in transportation capacity from pipeline maintenance and iv) reduced compression in the field for several months.
At September 30, 2009, the Company had outstanding borrowings on its line of credit of $34,000,000, as compared to $24,639,000 at December 31, 2008, and $42,500,000 at June 30, 2009. During the third quarter, the Company completed its acquisition of Petrosearch Energy Corporation, in exchange for approximately 1.8 million shares of Double Eagle common stock and cash consideration of $873,000. The acquisition provided the Company with net cash of $7,733,000, which the Company used to pay down a portion of its outstanding debt. Currently, the Company has a $75 million credit facility in place with a $45 million borrowing base, which matures July 31, 2010. Management is actively negotiating an extension to this credit facility with the current lending group, and believes an agreement will be reached in the fourth quarter of 2009 to extend the agreement out until 2012.
The Company has a hedging program in place in order to mitigate its exposure to oil and gas production cash-flow risk caused by the decline in commodity prices. The Company has historically entered into forward sales, costless collars, and fixed price swaps to hedge its equity production. The table below summarizes the current outstanding derivatives:

	Total Volumes	NYMEX Price	Average CIG
	(MMcf)	per Mcf	Price per Mcf

Q4 2009	767		$7.27
	615	$4.50-$9.00

2010	4,380		$4.30
	3,650	$4.50-$9.00

2011	2,920		$7.07
	2,730	$4.50-$9.00

SUMMARY STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008

Revenues
Oil and gas sales	$9,669	$11,662	$30,661	$29,439
Transportation revenue	1,489	1,283	4,659	2,370
Price risk management activities	(378)	1,020	(3,670)	3,042
Other income, net	86	41	296	258

Total revenues	10,866	14,006	31,946	35,109

Expenses
Lease operating expenses	1,934	1,722	5,535	4,814
Production taxes	879	1,419	2,521	3,753
Pipeline operating expenses	1,032	896	2,686	1,643
Exploration expenses including dry holes	38	391	93	922
Impairment of properties and surrendered leases	82	—	82	—

Total Expenses	3,965	4,428	10,917	11,132

Gross Margin Percentage	63.5%	68.4%	65.8%	68.3%

General and administrative	1,579	1,652	4,680	3,861
Depreciation, depletion and amortization expense	4,681	3,462	13,778	7,456
Other income (expense), net	(265)	—	(909)	(64)

Pre-tax income (loss)	376	4,464	1,662	12,596

Benefit (Provision) for deferred taxes	40	(1,557)	(481)	(4,554)

NET INCOME (LOSS)	416	2,907	1,181	8,042

Preferred stock requirements	930	930	2,792	2,792

NET INCOME (LOSS) attributable to common stock	$(514)	$1,977	$(1,611)	$5,250

Net income (loss) per common share:
Basic	$(0.05)	$0.22	$(0.17)	$0.57

Diluted	$(0.05)	$0.22	$(0.17)	$0.57

Weighted average shares outstanding:
Basic	10,315,270	9,167,977	9,587,711	9,156,079

Diluted	10,315,270	9,167,977	9,587,711	9,156,215

SELECTED BALANCE SHEET DATA
(In thousands)

	September 30,	December 31,
	2009	2008	% Change

Total assets	$149,873	$171,989	-13%

Balance outstanding on credit facility	34,000	24,639	38%

Total stockholders’ equity	49,776	54,903	-9%
SELECTED CASH FLOW DATA
(In thousands)

	Nine months ended September 30,
	2009	2008	% Change

Net cash provided by operating activities	$19,474	$15,100	29%

Net cash used in investing activities	(22,560)	(26,549)	-15%

Net cash provided by financing activities	6,161	12,008	-49%
SELECTED OPERATIONAL DATA

	Three months ended,
	September 30,	September 30,
	2009	2008	% Change

Total production (Mcfe)	2,304,806	1,910,752	21%

Average price realized per Mcfe	$4.38	$6.45	-32%
Use of Non-GAAP Financial Measures
The Company believes that the supplemental presentation of “Clean Earnings” shown below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges. The Company’s management also uses such pro forma measures in its planning and development of target operating models, and to enhance its understanding of ongoing operations. Readers are cautioned not to view the non-GAAP pro forma results as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP results with the pro forma results for the three and nine months ended September 30, 2009 and 2008, respectively, contained below.

Reconciliation of GAAP Results to Pro Forma Results
(In thousands, except per share data)

	Three Months Ended September 30, 2009		Three Months Ended September 30, 2008
		Per Share		Per Share
	Results	Basis	Results	Basis
Net income (loss) as reported under US GAAP	$(514)	$(0.05)	$1,977	$0.22

Add back non-cash items (1):
Share-based compensation expense	180	0.02	204	0.02
Depreciation, depletion, amortization and accretion expense	2,815	0.27	2,269	0.25
Non-cash loss (gain) on price risk management (2)	478	0.05	(236)	(0.03)
Impairment and surrendered leases	49	0.00	—	—

Clean Earnings	$3,008	$0.29	$4,214	$0.46

	Nine Months Ended September 30, 2009		Nine Months Ended September 30, 2008
		Per Share		Per Share
	Results	Basis	Results	Basis
Net income (loss) as reported under US GAAP	$(1,611)	$(0.17)	$5,250	$0.57

Add back non-cash items (1):
Share-based compensation expense	640	0.07	361	0.04
Depreciation, depletion, amortization and accretion expense	8,285	0.86	5,207	0.57
Non-cash loss (gain) on price risk management (2)	4,197	0.44	(1,552)	(0.17)
Impairment and surrendered leases	49	0.01	—	—

Clean Earnings	$11,560	$1.21	$9,266	$1.01

(1)	Presented net of tax with effective tax rate of 40.2% and 34.9% for the three and nine months ended September 30, 2009 and 2008, respectively.

(2)
Loss (gain) on price risk management is an unrealized loss (gain) from the Company’s mark-to-market derivative instruments, resulting from recording the instrument at fair value at each period end. Cash is received upon settlement of the contract. This cash settlement is also recorded within the price risk management activities line on the statement of operations.

The Company has scheduled a conference call for October 29, 2009 at 9:00 AM Mountain Standard Time to review the third quarter 2009 financial results. A replay of the call will be available shortly thereafter.
About Double Eagle
Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.
# # #
This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
John Campbell, IR
(303) 794-8445
http://www.dble.com

5